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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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[ x ]  Soliciting Material Pursuant to (S) 240.14a-12

                        SUNBURST HOSPITALITY CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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Press Release

Sunburst Hospitality Announces Agreement to be Acquired by Shareholder Group

SILVER SPRING, Md.-- Sept. 20, 2000--Sunburst Hospitality Corporation (NYSE:
SNB), a hotel ownership and management company, announced today that it has
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entered into a definitive agreement to be acquired by a group of Sunburst's existing shareholders and management including Stewart Bainum Jr., Chairman of Sunburst's Board of Directors, James A. MacCutcheon, Chief Financial Officer, other members of the management of Sunburst and other members of the Bainum family.

The transaction, which is structured as a recapitalization that requires shareholder approval, provides for the acquisition of all outstanding publicly held shares of common stock of Sunburst at a price of $7.375 per share in cash.

The agreement was unanimously approved by Sunburst's Board of Directors acting upon the unanimous recommendation of a Special Committee of the Board of Directors, which is comprised of directors who are not affiliated with the group of purchasing stockholders. Salomon Smith Barney served as the financial advisor to the Special Committee.

The agreement is conditioned upon approval of the holders of two-thirds of all outstanding shares of Sunburst and the approval by a majority of the shares that are not held by members of the group of purchasing stockholders. The acquiring group has arranged financing for the transaction through The Chase Manhattan Bank.

Chase Securities Inc. is serving as exclusive financial advisor to the group of investors led by Mr. Bainum.

"Management and the Board considered a number of alternatives over recent months, and this offer from the Bainum family and certain members of management was the best option presented for realizing shareholder value at Sunburst," said Donald Landry, the Chief Executive Officer of Sunburst. Mr. Landry added, "I have enjoyed leading Sunburst's growth and emergence as a public company, and am proud of the way the management team has developed. As Sunburst converts to a private company, it is time for me to hand the reins to the next generation of management and contribute as an advisor. I look forward to continuing to be a part of the Sunburst team, but I will step down as CEO as soon as we can complete an orderly transition."

Sunburst also announced today that Jim MacCutcheon was elected by the Board of Directors to the position of Co-Chief Executive Officer and will become President and Chief Executive Officer upon completion of an orderly transition of CEO responsibilities from Don Landry.

Sunburst also announced the promotions of Kevin Hanley to the position of Executive Vice President and Chief Operating Officer and Chuck Warczak to Senior Vice President and Chief Financial Officer.

"Don Landry has created significant value for all of our stakeholders since joining our organization nine years ago and he has developed an extremely capable team of corporate
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executives and hotel operators," said Stewart Bainum, Jr., Chairman of the
Board. "I am excited about Sunburst's transition into its next phase of corporate life and about the future of the organization," added Mr. Bainum.

Sunburst plans to file a proxy statement with the Securities and Exchange Commission with respect to the proposed transaction, and the shareholder vote is expected to be completed near the end of the year.

Stockholders are advised to read Sunburst's proxy statement when it is available because it will contain important information about the transaction and the conflicts of interest of certain directors and officers. Stockholders may obtain a free copy of Sunburst's proxy statement and any other relevant documents after they are filed with the U.S. Securities and Exchange Commission's web site at www.sec.gov.
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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.

Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, future action or inaction by the Board of Directors and stockholders of Sunburst and regulatory authorities with respect to the matters referred to in this press release.

Although Sunburst believes that the assumptions contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Sunburst does not assume any obligation to update any forward looking statements contained in this release.

Contact:
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  Sunburst Hospitality Corporation
  Douglas H. Verner, Senior Vice President, General Counsel
  Secretary, 301/592-3890
    or
  Pamela M. Williams, Vice President,
  Assistant General Counsel
  Assistant Secretary, 301/592-3891